                                                                   Exhibit 10.24


                              NORCO GROUND LEASE

                            AND GRANT OF SERVITUDES

                                    Between

                               SHELL OIL COMPANY

                                      and

                            SHELL EPOXY RESINS LLC

                                  Dated as of
                               November 1, 2000

                               TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ----
ARTICLE 1 Lease; Term................................................................................     1
ARTICLE 2 Rent.......................................................................................     3
ARTICLE 3 Impositions; Lessee's Costs; Net Lease.....................................................     4
ARTICLE 4 Use of Land................................................................................     7
ARTICLE 5 Hazardous Substances.......................................................................    10
ARTICLE 6 Compliance with Ordinances; Maintenance and Repair.........................................    14
ARTICLE 7 Insurance..................................................................................    15
ARTICLE 8 Liens......................................................................................    16
ARTICLE 9 Assignment and Subletting..................................................................    16
ARTICLE 10 Condemnation..............................................................................    21
ARTICLE 11 Damage and Restoration....................................................................    22
ARTICLE 12 Construction, Changes and Alterations.....................................................    22
ARTICLE 13 Indemnification...........................................................................    24
ARTICLE 14 Covenant Against Waste....................................................................    26
ARTICLE 15 Inspection by Lessor......................................................................    26
ARTICLE 16 Defaults..................................................................................    27
ARTICLE 17 Arbitration...............................................................................    28
ARTICLE 18 Surrender of Improvement; Holding Over....................................................    29
ARTICLE 19 Quiet Enjoyment...........................................................................    30
ARTICLE 20 Excavations and Lateral Support...........................................................    31
ARTICLE 21 Servitudes................................................................................    31
ARTICLE 22 Notices...................................................................................    34
ARTICLE 23 Miscellaneous.............................................................................    36
ARTICLE 24 Option....................................................................................    37
EXHIBIT A-1 SITE PLAN................................................................................     3
EXHIBIT B  LESSOR'S ADJOINING PROPERTY...............................................................     4
EXHIBIT C  COMMON AREAS AND DRIVEWAYS................................................................     5
EXHIBIT D  MEMORANDUM OF LEASE, RESERVATION AND GRANT OF SERVITUDES, GRANT OF OPTION TO LEASE AND
            DECLARATION OF SEPARATE OWNERSHIP OF IMPROVEMENTS........................................     6

                              NORCO GROUND LEASE
                            AND GRANT OF SERVITUDES

     THIS NORCO GROUND LEASE AND GRANT OF SERVITUDES (this "Lease") is dated as of November 1, 2000 ("the Effective Date"), and made between SHELL OIL COMPANY, a Delaware corporation, acting through Shell Chemical Company, a Delaware corporation, on its own behalf and as authorized agent for Shell Oil Company pursuant to the Chemical Authorization Agreement dated March 1, 1995 ("Lessor"), and SHELL EPOXY RESINS LLC, a Delaware limited liability company ("Lessee").

                                   RECITALS:

A. Lessor is the owner of the surface of that certain land located in St. Charles Parish, Louisiana, more particularly described in Exhibit A attached
                                                          ---------
hereto and shown on Exhibit A-1 attached hereto (such land alone, without the
                    -----------
buildings and improvements located thereon, is hereinafter referred to as the "Land");

B. Lessor, prior to the execution hereof, has transferred, assigned and conveyed to Lessee, among other things, certain assets, equipment and improvements located on the Land (hereinafter all of the assets, equipment and improvements now or hereafter located on the Land and owned by Lessee are collectively referred to as the "Improvements", and the Land, together with the Improvements, are collectively referred to as the "Property"). Lessor heretofore leased the Land to Lessee by Ground Lease dated August 1, 1999 (the "Original Lease").

C. Lessor and Lessee have entered into a First Amended and Restated Services, Utilities, Materials and Facilities Agreement (the "SUMF Agreement"), pursuant to which Lessor will provide certain services, utilities, materials and facilities to Lessee in connection with the Property.

D. Lessor and Lessee desire to terminate the Original Lease and enter into this Norco Ground Lease, on the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which have hereby acknowledged, Lessor and Lessee hereby agree as follows:

                                   ARTICLE 1

                                  Lease; Term

     1.1 Lessor, in consideration of the rent to be paid and the terms, covenants and conditions to be performed and observed by Lessee as herein provided, does hereby demise and lease unto Lessee, and Lessee does hereby take and lease from Lessor, the Land, and Lessor hereby grants and conveys to Lessee for the term of this Lease, and reserves unto itself perpetually, the servitudes described in Article 21 hereof.

     TO HAVE AND TO HOLD unto Lessee for and during the term set forth herein.

     1.2 Lessor does not demise or lease to Lessee any space under, on or above the streets, alleys, sidewalks and other public areas adjoining the Land (herein collectively called the "Environs"); the Land does not include any portion of the Environs, but Lessor herein grants and conveys to Lessee, during the term of this Lease and subject to all the provisions hereof, certain servitudes to use said Environs as Lessor now or hereafter may own.

     1.3 This Lease contains no warranties of title or warranties with respect to the physical or environmental condition of the Land. EXCEPT AS OTHERWISE PROVIDED IN ANY OF THE TRANSACTION DOCUMENTS, THE LAND IS LEASED IN ITS AS IS CONDITION, WITH ALL FAULTS AND WITHOUT WARRANTY EXPRESSED OR IMPLIED AS TO HABITABILITY, CONDITION, ENVIRONMENTAL CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE; AND LESSEE ASSUMES THE CONDITION OF THE LAND, INCLUDING THE ENVIRONMENTAL CONDITION OF THE LAND, AND AGREES THAT LESSOR SHALL HAVE NO LIABILITY TO LESSEE AS A RESULT OF ANY CONDITION THAT MIGHT EXIST ON THE LAND, EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE AND THAT CERTAIN MASTER SALES AGREEMENT BY AND AMONG SHELL OIL COMPANY AS SELLER, RESIN ACQUISITION LLC, AS BUYER AND SHELL EPOXY RESINS INC. DATED AS OF JULY 10, 2000 (THE "MSA") AND ALL DOCUMENTS EXECUTED IN CONNECTION THEREWITH INCLUDING WITHOUT LIMITATION, THE ENVIRONMENTAL AGREEMENT AND THE INTELLECTUAL PROPERTY TRANSFER AND LICENSE AGREEMENT (EACH AS DEFINED IN THE MSA AND THE SUMF AGREEMENT, THE MSA AND SUCH DOCUMENTS ARE COLLECTIVELY CALLED THE "TRANSACTION DOCUMENTS").

     1.4 This Lease and the rights of Lessee hereunder are subject and subordinate to all restrictions, reservations, servitudes, rights-of-way, conditions and encumbrances of record on the date of this Lease in St. Charles Parish, Louisiana , any and all unrecorded railroad servitudes or crossing agreements or such matters that may be visible or evidenced on the ground as shown by survey of the Land by Landmark Surveying, Inc. (Network Project No. 20000517/3, Sheet 1 of 11), dated October 17, 2000, revised on October 30, 2000.

     1.5 The term of this Lease shall commence as of the Effective Date (the "Commencement Date") and expire on the twentieth (20/th/) annual anniversary date of the Effective Date (as that term is defined in the MSA), subject to the option rights set forth in Section 1.6 below.

     1.6 Provided that Lessee is not then in default under this Lease beyond any and all applicable notice and cure periods, if any, Lessee shall have the option to renew and extend this Lease with respect to all (but not less than all) of the Land for three (3) renewal terms of five (5) years each (hereinafter a "renewal term" or the "renewal terms"). Each renewal term, if any, shall commence upon the expiration of the immediately preceding term of this Lease. Lessee may exercise each option by giving Lessor written notice at least one (1) year prior to the expiration of the immediately preceding term of this Lease.
In the event of such a renewal, the term of this Lease shall include such renewal term, and such renewal shall be upon the same terms and conditions as set forth in this Lease. In addition, during such renewal terms, Lessee shall pay all Additional Rent and other amounts due Lessor under the Lease, and Lessee shall have no further options to renew this Lease. The parties intend that so long as the SUMF Agreement remains in effect, this Lease shall remain in effect. Accordingly, notwithstanding the foregoing, if the term of the SUMF Agreement is renewed, then the term of this Lease shall automatically and without further action, be deemed renewed to be coterminous with the SUMF Agreement, provided, however, upon default by Lessee under this Lease, Lessor shall continue to have the rights and remedies herein set forth including termination of this Lease even if the SUMF Agreement is not terminated. This Lease may remain in effect after the termination of the SUMF Agreement.


                                   ARTICLE 2

                                     Rent

     2.1 Lessee shall pay to Lessor as annual rent ("Basic Rent") for the Land the sum of one dollar ($1.00), increased by one dollar ($1.00) per year thereafter, payable in advance (i) on the Commencement Date, and (ii) on the last day of the month immediately preceding the Second Lease Year and each subsequent Lease Year.

          For purposes hereof, the First Lease Year means that period beginning on the Commencement Date and ending, if the Commencement Date is the first day of a calendar month, on the day immediately preceding the first annual anniversary of the Commencement Date, or if the Commencement Date is other than the first day of a calendar month, on the last day of the calendar month in which the first anniversary of the Commencement Date shall occur. Each subsequent Lease Year shall commence on the day immediately following the expiration of the prior Lease Year and shall expire on the first anniversary of the expiration of such prior Lease Year, except for the final Lease Year which, as aforesaid, will expire on the twentieth (20/th/) annual anniversary date of the Effective Date, subject to the option rights set forth in Article I above.

     2.2 Lessee shall also pay to Lessor all amounts designated as Additional Rent in this Lease.

     2.3 All Basic Rent, Additional Rent and other sums due Lessor hereunder (collectively, "Rent") shall be paid in lawful money of the United States of America at such place as Lessor previously may have designated in a notice to Lessee, and in the absence of such designation shall be paid to Lessor at the address set forth in Article 22 hereof.

     2.4 All Rent payable under this Lease shall be paid to Lessor without abatement, deduction, or setoff (except as otherwise specifically provided in this Lease or as required by Applicable Law).

                                   ARTICLE 3

                    Impositions; Lessee's Costs; Net Lease

     3.1 (a) Lessee will pay to Lessor within thirty (30) days after written request by Lessor, from time to time, as Additional Rent, an amount equal to all taxes, assessments, use and occupancy taxes, water and sewer charges, rates and rents, charges for public utilities, excises, levies, license and permit fees, and other charges of any kind and nature whatsoever, general and special, ordinary and extraordinary, foreseen and unforeseen, by any public, governmental or quasi-governmental authority, which are allocable by Lessor to the Land, including but not limited to assessments for public improvements or benefits, which at any time (whether during, prior or subsequent to the term of this Lease) are assessed, levied, imposed or become a lien upon the Land or any part thereof and which are paid or incurred by or on behalf of Lessor at any time during any calendar year containing any portion of the term of this Lease, together with any accrued interest on the unpaid balance of any of the foregoing which Lessor elects to pay in installments (all of which taxes, assessments, and other governmental charges, and such interest on installments, are herein referred to as "Impositions") so long as Lessee has consented to the payment of the Impositions in Installments. Lessor shall have no obligation with regard to the Impositions. Taxes on the Land shall be allocated based on relative square footage, and taxes on the Improvements shall be allocated as set forth in paragraph 6 of the Tax Agreement dated as of the Effective Date among Shell Oil Company, Shell Epoxy Resins, Inc. and Resin Acquisitions LLC, attached as an exhibit to the MSA.

          (b) Any Imposition which becomes due and payable during a calendar year, a part of which period is included within the term of this Lease, and a part of which is included in a period before or after the commencement or termination of the term of this Lease, shall (whether or not, during the term of this Lease, such Imposition shall be assessed, levied, imposed or become a lien upon the Property or any part thereof) be adjusted as between Lessor and Lessee as of the commencement or termination of the term of this Lease, as the case may be, so that Lessor shall pay that proportion of such Imposition which that part of such calendar year not included within the term of this Lease bears to such fiscal period, and Lessee shall pay the remainder thereof. The obligations of Lessor and Lessee under this Section will survive expiration or termination of the term of this Lease.

          (c) With respect to any Imposition for public improvements or benefits which Lessor elects to pay in installments which election shall be subject to Lessee's prior written consent, Lessee must pay as Additional Rent those installments which become due and payable during the term of this Lease, together with any accrued interest on the unpaid balance of the amounts owed, and Lessor will pay the balance of such installments and interest.

          (d) "Impositions" do not include any franchise, estate, inheritance, succession, capital levy or transfer tax of Lessor, or any net income, excess profits or revenue tax or any other tax, assessments, charge or levy upon the Rent payable by Lessee under this Lease, except any such tax which is, in whole or in part, in substitution for (or when and after imposed tax results in the elimination of) any other Imposition. If any such substitute Imposition is imposed on a graduated scale, "Impositions" will include the portion of such substitute Imposition that would be payable if the Rent payable under this Lease were the only income of Lessor subject thereto and the Land and Lessor's interest under this Lease were the only property of Lessor subject thereto.

     3.2 Lessee shall have the right to contest the amount or validity of any Imposition by appropriate legal proceedings, but this shall not be deemed or construed in any way as relieving, modifying or extending Lessee's obligation to pay any Imposition at the time and in the manner in this Article provided, unless (a) the legal proceedings shall operate to prevent (i) the sale of the Land or any part thereof and (ii) the placing of any lien thereon to satisfy such Imposition prior to the final determination of such proceedings, or (b) Lessee has provided Lessor with such security protecting Lessor from sale of the Land as Lessor shall require in its reasonable discretion. Lessor shall not be required to join in any such proceeding unless it shall be necessary for it to do so in order to properly prosecute such proceeding, Lessee hereby indemnifies Lessor, and Lessor shall have been fully indemnified to its satisfaction against all costs and expenses in connection therewith, nor shall Lessor be subjected to any liability for the payment of any costs or expenses in connection with any proceeding brought by Lessee, and Lessee shall indemnify and save harmless Lessor from any such costs or expenses.

     3.3 Subject to the provisions in Section 3.2, Lessee shall timely pay to the appropriate governmental entity(ies) all Impositions allocable to the Improvements and Lessee's personal property and trade fixtures during the term of this Lease.

     3.4 Lessee shall at its sole cost and expense procure any and all necessary permits, licenses or other authorizations required for the lawful and proper installation and maintenance upon the Property of wires, pipes, conduits, tubes and other equipment and appliances for use in supplying any such service or utility to Lessee in and upon the Property. Further, Lessee shall pay all charges for gas, electricity, light, heat, air conditioning, power, telephone and other communication services, and all other utilities and similar services rendered or supplied to the Property, and all water rents, sewer service charges, or other similar charges levied or charged against, or in connection with, the Property.

     3.5 Lessee shall pay to Lessor, as Additional Rent, $60,000 per year ("Lessee's Cost") which is hereby deemed to be Lessee's share of the maintenance and repair of, and ad valorem taxes and other impositions attributable to Lessor's Adjoining Property on which Lessee has certain rights pursuant to Sections 21.2, 21.3, 21.4, 21.5 and 21.6 of this Lease. Lessee's Cost has been established based upon estimates of actual costs and expenses to which both Parties have agreed. Neither Lessor nor Lessee shall have the right to contest the amount of Lessee's Cost. Lessee agrees that Lessee's Cost shall be adjusted annually by the Inflation Rate effective April 1 of each year.

     (a) As used here, "Inflation Rate" shall for a given yearly period equal the following fraction (rounded to the fourth decimal place): (x) the numerator shall equal the average Published Inflation Index for the calendar year preceding the commencement of such yearly period, and (y) the denominator shall equal the average Published Inflation Index of the calendar year preceding that for the numerator described above (e.g., for a yearly period commencing April 1, 1999, the numerator would have equaled 389.5 (the average Published Inflation Index for 1998).

     (b) As used herein, "Published Inflation Index" for a given calendar year shall equal the index in the "Chemical Engineering Plant Cost Index" for that calendar year as published in the Chemical Engineering Magazine. If the Published Inflation Index is discontinued, the Parties shall adopt by mutual agreement a replacement index that most closely measures the price changes measured by the original Published Inflation Index that is discontinued. If the basis of reporting of the Published Inflation Index is changed from the basis in effect on the date hereof, then the Published Inflation Index shall be correspondingly changed.

     (c) In addition to the Basic Rent, Lessee shall pay in advance on the Commencement Date and on the first day of each and every month thereafter during the Term against receipt of bills therefor, installments equal to one-twelfth (1/12) of Lessee's Cost due for each calendar year of the Term.

     (d) Any Lessee's Cost which becomes due and payable during a calendar year, a part of which year is included within the term of this Lease, and a part of which is included in a period before or after the commencement or termination of the term of this Lease, shall be equitably adjusted as between Lessor and Lessee.

     3.6 Notwithstanding any other provision of this Lease, in order to avoid duplication, Lessee's Costs, Impositions and all other amounts payable by Lessee under this Lease shall not duplicate amounts payable by Lessor under the SUMF Agreement or any other Transaction Document.

     3.7 Lessor shall not be required to make any expenditure, incur any obligation, or incur any liability of any kind whatsoever in connection with this Lease, the Land, or the ownership, construction, maintenance, operation, or repair of the Improvements. It is expressly understood and agreed that, except as herein otherwise expressly provided, this is a completely net lease intended to assure Lessor the rentals herein reserved on an absolute basis. Under no circumstances or conditions, whether now existing or hereafter arising, or whether or not beyond the present contemplation of the parties, shall Lessor be expected or required to make any payment of any kind whatsoever in connection with this Lease, the Land, or the ownership, construction, maintenance, operation, or repair of the Improvements. The provisions of this Section 3.7 are subject to the provisions of the Transaction Documents which may obligate Lessor to make expenditures or incur obligations or liabilities in connection with the Land or Improvements.

                                   ARTICLE 4

                                  Use of Land

     Lessee may only use and occupy the Land for the purpose of maintaining, operating, repairing, replacing or expanding the Improvements for producing resins, versatics and other products in the Resins/Derivatives Field, and for no other purpose; provided however, certain construction may be conducted if and as permitted pursuant to Article 12, so long as the construction is of Improvements for producing resins, versatics and other products in the Resins/Derivatives Field, and for no other purpose. For purposes of this paragraph, Resins shall mean:

     (a) mono- or polyglycidyl ethers or esters having an epoxide content from 10 to 9000 mmol/kg and prepared from compounds bearing one or more optionally substituted or hydrogenated phenolic hydroxyl groups or aliphatic or cycloaliphatic mono- or polyalcohol or mono-or polycarboxylic acid, and epihalohydrin in the presence of an acid or a base catalyst, or from
(bis)carbonate ester precursors or di-alpha glycol compound precursors; adducts and derivatives of such polyglycidyl ethers or esters; epoxidized vegetable oils prepared by peracid epoxidation; naturally occurring epoxidized oils; and epoxidized bis allylether of bisphenol acetone prepared by epoxidation via either peracid epoxidation or reaction with hydrogen peroxide.

     (b) aqueous stabilized dispersions of any of mono- or polyglycidyl ethers and esters, adducts and derivatives thereof, liquid or semi-solid polyester oligomer, acrylics, polyurethanes, glycidated polyols and halogenated polyol adducts;

     (c) epihalohydrin; allylhalide; inorganic byproducts of the reaction of propene and halogens, including halogenated mineral acids and calcium halides; and the direct organic byproducts of the reaction of propene and halogens;

     (d) polyphenolic compounds, halogenated or hydrogenated derivatives thereof and alkyl-substituted polyphenolic compounds, derived from mono- and polynucleic phenols (or mono- or polynucleic alkyl-substituted phenols) and/or ketones, aldehydes, dicarbonyls or compounds containing two or more double or triple bonds;

     (e) alpha-, alpha-branched tertiary mono- and poly-carboxylic acids having from 5 to 19 carbon atoms, prepared from CO, water and alkene, or CO and an alkanol; the glycidyl ester and vinyl ester derivatives respectively of said alpha-, alpha- branched tertiary mono- and poly-carboxylic acids, prepared from said acids with epihalohydrin in the presence of a base catalyst, or from said acids and acetylene in the presence of a catalyst; and the derivatives of said alpha-, alpha-branched tertiary mono- and poly-carboxylic acids prepared via modification of their acid function;

     (f) polyesters prepared from a mono-, a di- and/or a tri-functional aliphatic, ethylenically unsaturated or cycloaliphatic carboxylic acid or anhydrides thereof, optionally mixed with a mono-, di- and/or tri-functional aromatic carboxylic acid or anhydrides thereof, and mono-, di-, tri- and/or tetra functional alcohol, and optionally a hydroxy-acid and/or a dihydroxy-acid, said polyester containing as functional groups mainly secondary and/or tertiary carboxylic groups or primary and/or secondary alcohols in pendant and/or terminal position, and the corresponding polyglycidyl esters or epoxidized esters thereof, and having a number average molecular weight of up to 10,000 g/mol;

     (g) amine, acid (including acid anhydride) and/or phenol based curing agents for epoxy resins, which are compounds having two or more amine, acid and/or phenolic functionalities per molecule and which may be optionally end-capped or adducted or blended with acids, substituted phenols, epoxies, aldehydes, tertiary amines and/or phenols, andimidizoles, and aqueous stabilized dispersions of such amine, acid and/or imidazoles; excluding (i) any compounds derived from optionally hydrogenated polymers of one or more of isoprene, butadiene and styrene, having a total (or, in the case of radial or star polymers, arm) number average molecular weight between 1000 and 35,000, as determined by gel permeation chromatography using polystyrene calibration standards, and (ii) alternating polymers of CO and olefinic monomers;

     (h) polyarnides having two or more amine groups produced by condensation of one or more mono- and/or polyfunctional acids or anhydrides thereof with a polyamine, which polyamides have a number average molecular weight of up to 10,000 g/mol;

     (i) mono- or polyfunctional amines containing glycidyl groups substituted on nitrogen;

     (j) blends of the polyglycidyl ether products of part (a) of this definition of Resins or the polyamide products of part (g) with acrylates, methacrylates, polyacrylates and/or styrene;

     (k) organic compounds containing two or more cyanate (-O-C=N) groups within each molecule, linked to an aliphatic or aromatic structure containing more than 2 but not more than 200 carbon atoms, derived from polyphenolic compounds and cyanogen halides;

     (l) compounds containing at least two acetylenic (-C=C-) groups per molecule and containing at least 10 but not more than 200 carbon atoms per molecule, derived from polyphenolic compounds and propargyl halides;

     (m) dimers of an optionally halogenated cyclobutene compound having up to thirty (30) carbon atoms, in which the cyclobutene compound is fused with an aromatic or cycloaliphatic ring, which dimers are linked through at least one divalent linking group; esters or ethers of the reaction products of such an optionally halogenated cyclobutene compound with a product as described in parts
(a) or (d) of this Resins definition; and copolymer of one or more of such optionally halogenated cyclobutene compounds and one or more aryl compounds;

     (n)  [intentionally left blank]

     (o) at least partly furanised linear CO/olefin polymer, as such or in combination with a maleimide crosslinking agent, in which furanised CO/olefin polymer monomer units originating from CO alternate with olefinic monomer units, for making or for use as a cross-linked resin which is thermo-reversible at a temperature above 50C, manufactured by furanising a low molecular weight polyketone, as described in part (p) below; and

     (p) low molecular weight polyketone, which is a linear CO/olefin polymer in which monomer units originating from CO alternate with olefinic monomer units, said polymer being amorphous, having a crystalline melting point of less than 150C, and having a limiting viscosity number of less than 0.6 dl/g, measured in m-cresol at 60C.

"Resins/Derivatives Field" means the manufacture, use or sale of Resins, including research and development in support thereof, provided, however, in respect of any and all Resins, Resins/Derivatives Field excludes:

     (a) use and/or sale of the Resins of part (g) of the Resins definition for any purpose other than as curing agents;

     (b) use and/or sale of Resins of part (p) of the Resins definition for any purpose other than Conventional Resins Applications;

     (c) manufacture of Resins of part (p) of the Resins definition for all purposes other than as an intermediates in the preparation of Resins of part (o) of that definition; and

     (d) combining any of the vinyl esters of part (e) of the definition of Resins with a silicate in a composition intended for use as binder for polymer particles containing at least ninety percent (90%) by weight, based on weight of the particles, of a polymer containing at least 90% by weight of polymerised styrene, and to sell and use such combinations (and to conduct research and development in support thereof); and

     (e) manufacture, use and/or sale of (and research and development in support thereof for) any of the following:

          (1) additive components alone or in combination ("Additives") intended for use in any one or more of the following applications:

               (i) formulating finished lubricants or lubricant additive packages of any kind;

               (ii) formulating finished fuels or fuel additive packages of any kind;

               (iii) formulating hydraulic fluids;

               (iv)  formulating power transmission fluids;

               (v)   dewaxing lube oil;

               (vi)  transporting crude oil; and

          (2) intermediates ultimately intended for use in manufacturing Additives for use in any one or more of the applications specified in part
     (e)(1) above.

     This Resins/Derivatives Field further encompasses

          (1) upgrading the organic byproducts in part (c) of the Resins definition, and

          (2) selling products resulting from (1) above other than as Additives or as intermediates ultimately intended for use in manufacturing Additives.

     Lessor reserves the right to restrict and deny access to the Land to persons or entities that Lessor, in its sole discretion and in accordance with its security policies, deems to be disruptive, dangerous or who in any manner may jeopardize the health, safety or environment of the Land, Lessor's Adjoining Property (as defined herein), the entire complex of which the leased premises is a part or anyone working thereon or therein. By way of example, but not by way of limitation, any person who is perceived to be under the influence of a mind altering substance, who is or has been engaged in fights or other disruptive behavior, or who refuses to comply with the rules as promulgated by the security service, may be banned.


                                   ARTICLE 5

                             Hazardous Substances

     5.1 (a) Lessee shall comply in all material respects with any Environmental Laws (as that term is defined in the SUMF Agreement). If any new chemicals are introduced by Lessee to its operations on the Land, Lessee shall notify the Lessor of such new chemicals. For purposes of this notice, chemicals include, but is not limited to, any process materials, any new chemicals introduced into the cooling water systems, and any new waste material, etc. Notification must be made 90 days in advance or as soon as practicable. Lessee shall provide Lessor with a copy of the material safety data sheets for any chemical substances that Lessee brings onto the Premises.

          (b) Lessee, its successors and assigns, shall not conduct any soils, groundwater or other environmental testing on, at, or within the Land without prior consultation with and the approval of Lessor such approval not to be unreasonably withheld. If any such soils, groundwater or other environmental testing is mandated by law, Lessee shall provide Lessor with prompt notice of such requirement and Lessor shall have the right, initially at its expense unless the Parties agree otherwise, but without Lessor accepting responsibility for any related claim and subject to a reimbursement right against Lessee if and to the extent that Lessee has ultimate responsibility for any related claim, to contest such governmental requirement and/or to perform the required testing and any necessary reporting following the completion of such testing.

          (c) Lessor shall indemnify, defend, save and hold harmless Lessee from and against all Environmental Damages imposed upon or incurred by Lessee resulting from any: (i) violation of Environmental Law by Lessor on Lessor's Adjoining Property during the term of this Lease; or (ii) Release (as defined in the Environmental Agreement) from Lessor's Adjoining Property to the Property during the term of this Lease.

          (d) Lessee shall indemnify, defend, save and hold harmless Lessor from and against all Environmental Damages imposed upon or incurred by Lessor resulting from any:

(i) violation of Environmental Law by Lessee; or (ii) Release of a Hazardous Substance (as defined in the Environmental Agreement) by Lessee at the Property during the term of this Lease.

     5.2 Lessee hereby covenants and agrees that the following provisions shall be applicable at all times during the term of this Lease:

          (a) Generation; Release; Storage on the Property.  Lessee shall not
              --------------------------------------------
permit Hazardous Substances to be generated, released, stored, handled, buried, disposed of or deposited over, beneath, in, on or about the Property during the term of this Lease, except that Lessee may generate, store and use on the Property Hazardous Substances used in connection with the operation of its business on the Property, provided such storage, use, handling and transportation of such Hazardous Substances, and the treatment or disposal thereof, shall at all times be in compliance in all material respects with all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations, orders or decrees relating thereto.

          (b) Generation; Release; Storage on Adjacent Property.  Except as
              -------------------------------------------------
provided in any of the Transaction Documents, Lessee shall not generate, store, bury, dispose of or deposit any Hazardous Substances over, beneath, in or on any real estate adjacent to the Property or in any structure located thereon.

          (c) Records.  Lessee shall keep and maintain at the Property detailed
              -------
environmental, health and safety records of the Property and Lessee's operations to the extent required by any applicable Environmental Laws.

          (d) Notice of Releases, Governmental Action, Hazardous Substances
              -------------------------------------------------------------
Claims and Environmental Condition.  Lessee will advise Lessor in writing of the
----------------------------------
following matters: (i) each release or spill of any Hazardous Substances on, within, under, over or about the Property promptly after Lessee acquires knowledge of the occurrence, (ii) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing against Lessee or the Property promptly after Lessee acquires knowledge thereof, (iii) any and all claims made or threatened by any third party against Lessee or the Property relating to any claim, liability, cause of action, nuisance, fine, penalty, charge, administrative or judicial order or proceeding, judgment, medical action or cleanup requirements, enforcement, damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Substances on, under or about the Property, promptly after Lessee acquires knowledge of such claim or threat (the matters set forth in this Section 5.2(d)(iii) being referred to as "Hazardous Substances Claims"), and
(iv) the results of any inspections or audits (whether performed internally or by any independent firm) of the Land and/or the Improvements and the operations thereat, where there is evidence or a finding that Hazardous Substances or petroleum may have impacted soil or groundwater at the Land. Lessee will promptly send to Lessor a true, correct and complete copy of all documentation evidencing the matter set forth in this Section 5.2(d), including but not limited to all correspondence sent or received by Lessee to or from any environmental authority or agency.

          (e) Remedial Action. Lessee will not, without Lessor's prior written
              ---------------
consent (which consent shall not be unreasonably withheld), take any remedial action (except minor cleanup not involving any governmental agency and except for any reasonable action taken in response to any emergency situation) in response to the presence of any Hazardous Substances on, under or about the Property ("Remedial Action"), nor shall Lessee enter into any settlement agreement, consent decree, or other compromise in respect of any Hazardous Substances Claims; provided, however,
                                                          --------  -------
that if and to the extent that any Remedial Action is required by applicable law, then (i) Lessee shall promptly (but in any events before commencing such Remedial Action, if reasonably practicable) deliver to Lessor, for Lessor's review and approval, a written plan setting forth the proposed Remedial Action,
(ii) Lessee will give Lessor a reasonable opportunity to comment on and make reasonable modifications to such plan, (iii) Lessor will promptly review each plan of remediation submitted by Lessee and all modifications submitted by Lessee, (iv) Lessor may not reject any such plan entirely, but may reasonably comment on and require reasonable modifications to such plan, and Lessor's approval of such plan will not be unreasonably withheld or delayed; without limiting the foregoing, no modification will be deemed reasonable if it violates applicable law or if it would cause such plan to fail to include actions, methods or procedures required by law, (v) Lessee will perform such Remedial Action only in accordance with the plan approved by Lessor in writing, and any changes approved by Lessor in writing, subject to any superseding order or directive by any governmental agency having jurisdiction.

          (f) Access by Lessor.  Lessee will permit Lessor to have reasonable
              ----------------
access to the Property to enable Lessor to perform any environmental investigation or remediation referred to in the third paragraph of this Section 5.2(f). (The foregoing shall not require Lessor to perform remediation which is the obligation of Lessee pursuant to specific provisions of this Lease or applicable law.) Lessor will use reasonable efforts not to unreasonably disrupt or interfere with the conduct of Lessee's business, and such access and the performance of any such investigation or remediation shall not cause Basic Rent or any other Rent to abate, and shall not constitute constructive eviction.

     Lessee shall reasonably cooperate with Lessor in connection with any such investigation or remediation, including, without limitation (but subject to applicable law and without imposing any obligation on Lessor to become a utility or subject to the laws generally governing public utilities), permitting Lessor to use Lessee's electrical, gas, water, heat, light, power, telephone and other utility connections as Lessor may reasonably deem necessary.

     Lessor, in its sole but reasonable discretion, may require that a soil and groundwater assessment be made by an independent environmental engineering firm reasonably acceptable to both Lessor and Lessee (i) at routine intervals, as determined by pollution liability insurance policy renewal periods for insurance in effect pursuant to Section 7.1(c); (ii) after any spill or release that has the potential to significantly affect soil and groundwater on the Land; (iii) in order to comply with any governmental or legal requirement, or (iv) at any proposed assignment or sublease or termination of this Lease. Prior to the third (3/rd/) annual anniversary date of this Lease, Lessor shall bear the cost of the assessment. After the third (3/rd/) annual anniversary date of this Lease, Lessor and Lessee shall share equally in the costs of any such assessment. Lessor and Lessee, in each instance shall have equal rights to the results of the assessment. Such assessments will be done by sampling soils and groundwater upgradient of, within, and downgradient of the Land using one or both of the following: (1) non-permanent methods such as drilling, direct push sampling, using a hand auger, or similar methods, or (2) permanent methods such as groundwater wells or lysimeters.

          (g)  Drum Storage.  All drum storage shall be limited to drum storage
               ------------
locations reasonably designated by Lessee. All drum storage locations shall be provided with secondary spill containment.

          (h)  Spill Prevention and Containment.
               --------------------------------

               (i) Lessee shall designate and retain a licensed and reputable environmental spill response contractor who shall respond to major releases or spills of Hazardous Substances on, within, under, over or about the Property.

               (ii) Lessee shall provide and maintain in good order "spill kits" at strategic locations and at reasonable intervals throughout the Property. Such spill kits shall be designed to enhance the preparedness of Lessee and its agents and employees to react to potential releases of Hazardous Substances, and shall include, at a minimum: absorbent materials such as powders and/or pads, protective clothing such as gloves, boots, etc.

               (iii) Lessee shall timely implement all elements of the Spill Prevention Control and Countermeasure ("SPCC") Plan pursuant to the Clean Water Act and regulations issued thereunder.

               (iv) Lessee shall provide drip pans for all equipment in the Property which leaks or may leak oil or any other fluid.

          (i)  Waste Generation and Disposal.
               -----------------------------

               (i) Lessee shall not permit on-site waste disposal on the Property.

               (ii) Lessee shall cause disposal of solvents used on the Property offsite in accordance with any applicable Environmental Laws.

          (j)  Facility Expansion and Repair.
               -----------------------------

               (i) Without Lessor's consent, which consent shall not be unreasonably withheld, Lessee shall not be permitted to excavate or dig trenches on, within, under, over or about the Property EXCEPT (1) in connection with a Permitted Investigation and Disclosure as defined in the Environmental Agreement or (2) in the event it is undertaken as part of or in connection with the construction of buildings or other improvements or other reasonable ground disturbance in connection with the operation of the business of Lessee, in which case under clauses (1) or (2) no consent of Lessor shall be required, however, Lessee shall provide Lessor with reasonable advance notice of any such activity.

               (ii) Except as otherwise provided in Article 6, Lessee shall not permit the repair of any underground systems on, within, under or about the Land (including, without limitation, any piping, conduit, sewers and foundations) to occur without Lessor's prior written approval, which approval shall not be unreasonably withheld, except that Lessee may make emergency repairs to such systems without Lessor's approval on the condition that Lessee notifies Lessor of such emergency and of such repairs promptly after such emergency arises.

     5.3 Lessor and Lessee acknowledge that notwithstanding any provision to the contrary in this Lease, the provisions of Section 10.3 of the Environmental Agreement between Shell Petroleum N.V. and Shell Epoxy Resins, Inc. dated the date hereof (the "Environmental Agreement") shall apply as between any SELLER Indemnified Party and SER Indemnified Party and any Person (as defined in the
MSA) to whom a transfer or assignment is made in accordance with Section 11.1 or the Environmental Agreement. Any obligation or liability of any SER Indemnified Party (as defined in the Environmental Agreement) or Seller Indemnified Party (as defined in the Environmental Agreement) under this Agreement shall be without prejudice to the rights, if any, of the relevant party to claim Environmental Damages (as defined under the Environmental Agreement) under the Environmental Agreement.


                                   ARTICLE 6

              Compliance with Ordinances; Maintenance and Repair

     6.1 Lessee shall keep the Property in a condition conforming in all material respects to the requirements of all applicable statutes, ordinances, regulations and other requirements of any governmental authority, the regulations or other requirements of any national or local board of fire underwriters or any other body exercising similar functions and the requirements of all policies of insurance maintained in force by Lessee on or with respect to the Property, provided that Lessor has given written notice to Lessee of such requirements.

     6.2 Lessee shall not make or permit any use of the Property, or any part thereof, which violates any applicable statute, ordinance, regulation or other requirement of any governmental authority, or which constitutes a nuisance, public or private, or which may render void or voidable any insurance then in force pursuant to the provisions of this Lease.

     6.3 Lessee shall, at Lessee's expense, keep the Property in a clean and orderly condition, free of accumulations of dirt, rubbish, snow, ice and unlawful obstructions. Lessee shall also keep all Improvements in good order and condition, ordinary wear and tear excepted, and to that end shall perform all necessary maintenance and make all necessary repairs and replacements, interior and exterior, structural and non-structural, extraordinary as well as ordinary, foreseen as well as unforeseen (including, without limitation, maintenance and repair of the heating and air conditioning system and the fire detection/protection and alarm systems and other systems in the Property), all in accordance with operation and maintenance standards applied by prudent owners of similar properties in the area and otherwise consistent with the operation and maintenance standards applied by Lessor during the period of Lessor's ownership of the Property.

                                   ARTICLE 7

                                   Insurance

     7.1 Lessee shall, at Lessee's sole cost and expense, provide and maintain the following minimum insurance, in compliance in all material respects with all applicable laws and satisfactory to Lessor, during the term of this Lease:

          (a) Commercial General Liability Insurance, including premises/operations, products/completed operations, contractual liability, and fire legal liability coverages, in a coverage amount of not less than $10,000,000 each occurrence (except with respect to fire legal liability coverage which will have a sublimit of $250,000) and in all events in accordance with general industry practices for similar operations. Such insurance may be maintained in any combination of primary and secondary coverages, as Lessee may determine;

          (b) Workers Compensation insurance - statutory, and Employers' Liability Insurance - $1,000,000 each occurrence.

          (c) Pollution liability insurance, which shall include coverage for gradual and sudden and accidental pollution liabilities and for pollution clean-up expenses, in a coverage amount of not less than $50,000,000; provided, however, that Lessor will agree to waive this requirement if Lessee (or if any parent company of Lessee which executes an instrument satisfactory to Lessor guaranteeing the obligations of Lessee under this Lease) has and maintains a credit rating for senior unsecured debt from a nationally recognized credit rating agency of at least "AA+" or better.

          (d) Fire and extended coverage insurance covering the Improvements against loss or damage by fire and such other risks as are from time to time included in broad form extended coverage endorsements, as Lessee may determine, but always in an amount equal to the cost of demolition and removal of the Improvements (exclusive of any co-insurance clause).

          (e) Commercial Automobile Liability Insurance, including owned, non-owned, and leased vehicles - combined single limit for bodily injury and property damage - $5,000,000 each occurrence.

          (f) All of the foregoing insurance may be maintained in a blanket policy or policies with aggregate coverage amounts relating not only to the Property but to other property of Lessee and may also be maintained in any combination of primary and secondary coverage, as Lessee may determine.

     7.2 Unless otherwise agreed in writing by Lessor, all insurance provided for in this Article 7 shall be effected under valid and enforceable policies issued by insurers licensed in the State of Louisiana and reasonably acceptable to Lessor. Upon the execution of this Lease and from time to time as may be requested by Lessor, Lessee will furnish copies of the certificates evidencing such insurance to Lessor or Lessee's insurance. The insurance requirements set forth in this Article 7 shall be adjusted from time to time (but not more than once in any twelve (12) month period) in accordance with the limits customarily maintained in the industry for similar properties in similar locations as reasonably determined by Lessor. If Lessee fails to procure and maintain said insurance, Lessor may, but shall not be required to, procure and maintain the same upon not less than twenty (20) days notice to Lessee, but at the expense of Lessee, which expense shall be paid upon demand as Additional Rent. Insurance required hereunder shall be in companies or Groups rated B+-XII or better in "Best's Insurance Reports Property--Casualty". To the maximum extent permitted by law, insurance maintained by Lessee shall waive insurer's rights of subrogation against Lessor and Lessor's insurers. Lessee shall, or shall require its insurers on its behalf to, provide Lessor with thirty (30) days' prior written notice of cancellation, nonrenewal, or material modification of any of the insurance required hereunder.

     All insurance maintained by Lessee shall be regarded as primary insurance underlying any other applicable insurance and shall not be limited by the liabilities and indemnities accepted by Lessee in this Lease, nor shall the Lessee's liabilities and indemnities be limited by the insurance requirements in this Lease.

     7.3 Upon request, and at Lessor's reasonable discretion, Lessor may, but shall not be required to, permit Lessee to self-insure in lieu of all or part of insurance specified in this Lease.


                                   ARTICLE 8

                                     Liens

     8.1 Lessee shall not suffer or permit any mechanic's or materialman's statutory or similar lien to be filed against the Land or the Improvements or any interest of Lessor therein by reason of labor, services or materials supplied or claimed to have been supplied to Lessee or anyone holding or occupying the Property, or any part thereof, through or under Lessee. If any such lien shall at any time be filed against the Land or the Improvements, Lessee shall, within thirty (30) days after notice of the filing thereof, cause the same to be released and discharged of record by payment, bonding or order of a court of competent jurisdiction or otherwise.

     8.2 Lessor shall not suffer or permit any mechanic's or materialman's statutory or similar lien to be filed against the Land or the Improvements or any interest of Lessee therein by reason of labor, services or materials supplied or claimed to have been supplied to Lessor. If any such lien shall at any time be filed against the Land or the Improvements, Lessor shall, within thirty (30) days after notice of the filing thereof, cause the same to be released and discharged of record by payment, bonding or order of a court of competent jurisdiction or otherwise.


                                   ARTICLE 9

                           Assignment and Subletting

     9.1 The Lessee named in the first paragraph of this Lease (the "Original Lessee"), may at any time or from time to time assign this Lease and/or sublease all or any part of the Land to an affiliate of Original Lessee or to any other person (a "Third Party") without the prior written consent of Lessor. As used herein, "affiliate" means an entity which owns, is owned by or under common control with Lessee. If a Third Party becomes the Lessee under the Lease, then for the remainder of the Term, Lessee may only assign this Lease or sublease all or any part of the Land with the prior written consent of Lessor (which consent shall not be unreasonably withheld or delayed) and in each such instance, the Lessee shall remain primarily liable under this Lease. Notwithstanding the foregoing, Lessee may mortgage and/or collaterally assign this Lease, or its interest therein, to a bona fide financial institution or institutions with a business which includes lending money and with a net worth in excess of One Hundred Million Dollars, without the prior written consent of Lessor. In addition, Lessee shall have the right to assign the Lease or sublet the Land to an affiliate without the prior written consent of Lessor.

     9.2 If Lessee mortgages or otherwise encumbers its interest in this Lease, the following terms shall apply:

          (a) If Lessee and/or Lessee's successors and/or assigns shall grant a mortgage or security interest in Lessee's interest in this Lease and the Land, and if Lessee or the leasehold mortgagee under such leasehold mortgage or security agreement shall send to Lessor a copy of its leasehold mortgage, together with written notice specifying the name and address of the leasehold mortgagee, then so long as such leasehold mortgage shall remain unsatisfied of record or until written notice of satisfaction is given by the holder of such leasehold mortgage or security agreement to Lessor, the following provisions shall apply:

               (i) Neither Lessee acting alone, nor Lessor and Lessee acting jointly, shall cancel, surrender, accept surrender, amend or modify this Lease in any material respect without in each case obtaining the prior written consent of such leasehold mortgagee, and no merger shall result from the acquisition by, or devolution upon, any one entity of the fee and the leasehold estate in the Land.

               (ii) Lessor shall use reasonable efforts, upon serving Lessee with any notice or other communication, whether of default or otherwise, simultaneously and in the same manner serve a copy of such notice upon such leasehold mortgagee.

               (iii) Upon receipt of notice of default from Lessor, the leasehold mortgagee shall have the greater of (a) the same time period provided to Lessee under this Lease or (b) for monetary defaults, forty-five (45) days, and for nonmonetary defaults, ninety (90) days, after the receipt of notice from Lessor, to remedy or cause to be remedied any alleged default on the part of Lessee, provided that if any such nonmonetary default cannot, with the exercise of reasonable diligence, be remedied within such period, then so long as such leasehold mortgagee commences taking action to remedy such default within such ninety (90) day period and thereafter continues with reasonable diligence to obtain such remedy with the exercise of reasonable diligence, Lessor shall accept such performance by or at the instigation of such leasehold mortgagee as if same has been done by Lessee. Each notice of default given by Lessor will clearly state
          (x) if monetary, the amounts claimed due under this Lease, (y) if nonmonetary, the nature of the default and the remedy required under this Lease, and (z) in either case, whether Lessor has a right to terminate this Lease based on the alleged defaults. Nothing contained in this provision shall require any leasehold mortgagee to cure any default by Lessee under this Lease.

               (iv) Upon notice from Lessor of its desire to terminate this Lease following a default, the leasehold mortgagee shall also have the separate right to postpone and extend the specified date for the termination of this Lease as fixed by Lessor in its notice of termination, for a period of not more than twelve (12) months, provided that the leasehold mortgagee shall, within forty-five (45) days from the receipt of such notice, cure or cause to be cured any then existing monetary defaults and within ninety (90) days shall have commenced or caused to commence the remedy of all nonmonetary defaults, and meanwhile pay or cause to be paid the Basic Rent and Additional Rent, and to perform all other covenants of this Lease reasonably susceptible of being performed by leasehold mortgagee, and provided further that the leasehold mortgagee shall forthwith take steps to acquire or sell Lessee's interest in this Lease by foreclosure of the leasehold mortgage or otherwise and shall prosecute the same to completion with reasonable diligence. If at the end of said twelve (12) month period the leasehold mortgagee shall be actively engaged in steps to acquire or sell Lessee's interest in this Lease, the time of the leasehold mortgagee to comply with this provision shall be extended for such period as shall be reasonably necessary to complete such steps with reasonable diligence. If the leasehold mortgagee is prohibited from commencing or prosecuting foreclosure or other appropriate proceedings by any process or injunction issued by any court or by reason of any action by any court having jurisdiction of any bankruptcy, debtor rehabilitation or insolvency proceedings involving Lessee, the said twelve (12) month period shall be extended for the period of such prohibition, provided that the leasehold mortgagee shall diligently attempt to remove any such prohibition. If Lessee's interest is acquired or sold as aforesaid by foreclosure of the leasehold mortgage or otherwise during said twelve (12) month period, as same may be extended as aforesaid, the intended termination of this Lease by Lessor under the aforesaid notice will be automatically nullified and this Lease will continue as if said notice of termination had never been given.

          (b) In the event a default by Lessee occurs in the performance or observance of any term, covenant, condition, or agreement on Lessee's part to be performed under this Lease (other than a term, covenant, condition or agreement requiring the payment of a sum of money) which cannot practicably be cured by the leasehold mortgagee without taking possession of Lessee's interest in the Land, or if such default is of such a nature that the same is not susceptible of being cured by the leasehold mortgagee, then Lessor shall not serve a notice of election to terminate or otherwise exercise remedies under or in respect of this Lease pursuant to the terms thereof, or otherwise terminate the leasehold estate or any other estate, right, title or interest of Lessee hereunder by reason of such default without allowing the leasehold mortgagee reasonable time within which:

               (i) In the case of a default which cannot practically be cured by the leasehold mortgagee without taking possession of Lessee's interest in the Land, to obtain possession of Lessee's interest in the Land as mortgagee (through the appointment of a receiver of otherwise), and, upon obtaining possession, to commence promptly and diligently prosecute to completion such action as may necessary to cure such default; and

               (ii) In the case of a default which is not susceptible of being cured by the leasehold mortgagee, to commence promptly and diligently prosecute to completion foreclosure proceedings or to acquire Lessee's estate hereunder, either in its own name or through a nominee, by assignment in lieu of foreclosure.

          The leasehold mortgagee shall not be required to continue to proceed to obtain possession, or to continue in possession as mortgagee, of the Land pursuant to clause (i) above, or to continue to prosecute foreclosure proceedings pursuant to clause (ii) above, if and when such default shall be cured. Nothing herein shall preclude Lessor from exercising any of its rights or remedies with respect to any other default by Lessee during any period when Lessor shall be forbearing termination of this Lease as above provided, but in such event the leasehold mortgagee shall have all of the rights and protections hereinabove provided for. If the leasehold mortgagee, or its nominee, or a purchaser at a foreclosure sale, shall acquire title to Lessee's leasehold estate hereunder, and shall cure all defaults of Lessee hereunder which can be cured by the leasehold mortgagee, or by such purchaser, as the case may be, then the defaults of any prior holder of Lessee's leasehold estate or any other estate, right, title or interest hereunder which are not susceptible of being cured by the leasehold mortgagee (or by such purchaser) shall no longer be deemed to be defaults hereunder.

          (c) In the event (i) this Lease is terminated by reason of Lessee's default hereunder, or (ii) this Lease is disaffirmed in the event of Lessee's bankruptcy, then, within ten (10) business days after such termination (which term as used herein shall include a disaffirmance), Lessor shall give notice to the leasehold mortgagee that this Lease has been terminated, together with a statement of any and all sums which would at that time be due under this Lease but for such termination, and of all other defaults, if any, under this Lease then known to Lessor, and the leasehold mortgagee, by notice to Lessor, thereupon may request Lessor to enter into a new lease of the Premises and Lessor shall enter into a new lease (the "New Lease") with the leasehold mortgagee (or its nominee), within thirty (30) days after the giving of such notice by the leasehold mortgagee provided that the leasehold mortgagee shall have cured or caused to be cured any defaults of Lessee existing at the date of termination that are) susceptible of being cured. The New Lease shall commence and Rent and all obligations of the Lessee under the New Lease shall accrue, as of the date of termination of this Lease. The term of the New Lease shall continue for the period which would have constituted the remainder of the term of this Lease had this Lease not been terminated, and shall be upon all of the terms, covenants, conditions, conditional limitations, and agreements contained herein which were in force and effect immediately prior to the termination of this Lease. The New Lease, and this covenant, shall be superior to all rights, liens, estates, titles and interests, other than those to which this Lease shall have been subject immediately prior to termination and those matters to which this Lease may, by its terms, become subject, The provisions of the immediately preceding sentence shall be self-executing, and Lessor shall have no obligation to do anything (other than to execute such New Lease as herein provided) to assure to the leasehold mortgagee or to the tenant under the New Lease good title to the leasehold estate and the other estates, rights, titles and interests granted thereby. Simultaneously therewith, Lessor shall pay over to the leasehold mortgagee all monies on deposit with Lessor, if any, which Lessee would have been entitled to use but for the termination of this Lease for the purposes of and in accordance with the provisions of the New Lease. The leasehold mortgagee shall, simultaneously with the delivery of the New Lease, pay to Lessor (1) all Rent and other sums of money due under this Lease on the date of termination of this Lease and remaining unpaid; plus (2) all Rent and other sums of money due under the New Lease for the period from the date of commencement of the term thereof to the date of delivery of the New Lease; plus (3) all costs and expenses, including reasonable attorneys' fees, court costs, and litigation expenses, incurred by Lessor in connection with termination of this Lease, the recovery of possession of Lessee's interest in the Land, putting the premises in good condition and repair in connection with any defaults hereunder, and the preparation, execution and delivery of such New Lease.

          (d) If the leasehold mortgagee forecloses upon or otherwise acquires all or part of Lessee's leasehold interest, the transfer to the leasehold mortgagee (or any nominee of the leasehold mortgagee) shall not require Lessor's consent and the acquiring leasehold mortgagee shall be permitted to transfer the acquired interest without Lessor's prior consent and shall thereupon be released from all liability for the performance or observance of the covenants and conditions in such lease contained on Lessee's part to be performed and observed from and after the date of such assignment; provided that the assignee shall have assumed such lease; and provided further that notwithstanding the foregoing or any other term or provision hereof, the leasehold mortgagee may assign this Lease, in whole or in part, or any rights granted hereunder, or delegate to another party any of the duties hereunder, without the prior consent of Lessor if, in the reasonable judgment of the leasehold mortgagee and the Lessor, such other party has such operating capability as shall enable such party to perform the obligations of Lessee hereunder. Notwithstanding the foregoing, Lessor's approval shall not be required in the event of an assignment or deletion of duties hereunder to a party engaged in the business of manufacturing the products manufactured by Lessee at the time the leasehold mortgagee forecloses upon or otherwise acquires all or part of Lessee's interest or a party that engages a management team having no less than ten (10) years of experience in such business.

     9.3 Lessor waives and relinquishes any landlord's lien, all rights of levy, security interest or other interest that Lessor may now or hereafter have, whether by statute or by common law, in any of the movable property whether for Basic Rent, Additional Rent or otherwise. The movable property may be installed in or located on the Land and is not and shall not be deemed to be a fixture or part of the underlying immovable property but shall at all times be considered movable property. Lessor disclaims any interest in the movable property and agrees to assert no claim to the movable property. Lessor acknowledges and agrees that Lessee may grant a security interest in movable property to an entity providing financing to Lessee and Lessor acknowledges that Lessee's lender shall have the right to file Uniform Commercial Code financing statements against the movable property. Lessor agrees that Lessee's lender or its representatives may enter upon the Land at any time to inspect or remove the movable property. Lessor agrees that Lessee's lender, at its option, may enter the Demised Land for the purpose of repossessing, removing, selling or otherwise dealing with the movable property. At Lessee's request, Lessor shall execute and deliver to Lessee within ten (10) business days after receipt of

Lessee's request therefor, an agreement with Lessee's lender confirming the rights granted under this Section 9.3.

      9.4 Lessor and Lessee acknowledge and agree that notwithstanding any other provisions of this Lease to the contrary, including without limitation,
Section 23.9, any leasehold mortgage shall be deemed a third party beneficiary of the rights contained in Sections 9.2, 9.3 and 9.4 hereof.


                                  ARTICLE 10

                                 Condemnation

     10.1 As used herein, the term "Taking" means a permanent or temporary condemnation or taking of all or any portion of the Land in any manner for public or quasi-public use, including but not limited to a conveyance or assignment in lieu of a condemnation or taking. Except as otherwise provided in
Section 10.4:

          (a) If a Taking covers the entire Land, this Lease will automatically terminate as of the earlier of the date of the vesting of title or the date of dispossession of Lessee as a result of such Taking, provided, however, if, after either of the aforesaid dates, the condemning authority permits continued possession, then this Lease shall continue until possession is denied and Lessee shall pay all rent, if any, due in respect of the Land to the condemning authority.

          (b) If a Taking covers only a part of the Land, this Lease will automatically terminate as to the portion of the Land so taken as of the earlier of the date of the vesting of title or the date of dispossession of Lessee as a result of such condemnation or Taking, provided, however, if, after either of the aforesaid dates, the condemning authority permits continued possession, then the Lease shall continue until possession is denied and Lessee shall pay all rent, if any, due in respect of the Land to the condemning authority.

          (c) If a portion of the Land is taken so as to render the remaining portion unusable by Lessee for Lessee's business in Lessee's reasonable judgment, this Lease may be terminated by Lessee as of the earlier of the date of the vesting of title or the date of dispossession of Lessee as a result of such Taking, by written notice to Lessor within 60 days following notice to Lessee of the date on which said vesting or dispossession will occur; and if Lessee fails to give such written notice to Lessor within said 60-day period, Lessee's right to so terminate this Lease will be deemed to be irrevocably waived by Lessee. In the event of a termination pursuant to this Section 10.1, the provisions of Article 18 shall apply.

     10.2 Lessee will be entitled to any award made for the value of the leasehold estate or any other rights of Lessee created by or existing under this Lease and the Lessor shall be entitled to any award made for the residual value of the real property after the termination of the term of this Lease.

     10.3 Notwithstanding any other provision of this Article 10, if a Taking occurs with respect to all or any portion of the Land for a limited period of time, this Lease will not be affected by such Taking. If any such temporary Taking occurs, Lessee will be entitled to receive that portion of any award which represents compensation for the use or occupancy of the Land during the term of this Lease and shall pay to Lessor the rent due for the period of time of the Taking, and Lessor will be entitled to receive that portion of any award which represents the cost of restoration of the Land and the use and occupancy of the Land after the end of the term of this Lease.

     10.4 Disputes arising under this Article 10 shall be determined by arbitration pursuant to Article 17.


                                  ARTICLE 11

                            Damage and Restoration

     11.1 If the Improvements are damaged or destroyed by fire or other casualty, Lessee shall promptly notify Lessor in writing of such damage or destruction, generally describing the nature and extent of such damage or destruction. There shall be no abatement of or adjustment to Basic Rent or other Rent due under this Lease as a result of any damage or destruction.

     11.2 In the event of any damage to or destruction of all or any part of the Improvements, and whether or not the insurance proceeds on account of such damage or destruction shall be sufficient for the purpose, Lessee at its expense, shall either (i) promptly commence and complete the restoration, replacement or rebuilding of the damaged Improvements, or (ii) if Lessee elects not to restore or rebuild the damaged Improvements, remove all of the above ground damaged Improvements from the Land so as to leave same in a level condition free of all structures and debris.


                                  ARTICLE 12

                     Construction, Changes and Alterations

     12.1 Lessee shall have the right, at its sole cost and expense, at any time and from time to time during the term of this Lease, to construct improvements on the Land (which improvements shall immediately upon completion become a part of the Improvements), and make such changes and alterations (including any restoration work required or permitted under Article 11) to the Improvements as Lessee shall deem necessary or desirable in connection with the requirements of its business, subject to the following conditions which Lessee shall observe and perform:

          (a) No construction, change or alteration shall be undertaken until Lessee shall have procured and paid for, so far as the same may be required from time to time, all municipal permits and authorizations for the construction, change or alteration of the various municipal departments having jurisdiction, and Lessor agrees to join in the application for such permits or authorizations whenever such action is necessary, provided that Lessee indemnifies Lessor, to Lessor's reasonable satisfaction, against all claims, losses, damages and expenses incurred by Lessor in connection therewith.

          (b) All changes and alterations when completed shall be of such a character as not to change the character of the Improvements as to use.

          (c) All work done in connection with any construction, change or alteration shall be done in compliance in all material respects with the building and zoning laws of the place in which the Improvements are located and with all laws, ordinances, orders, rules, regulations and requirements of all Federal, state and municipal governments and the appropriate departments, commissions, boards and officers thereof, and in accordance with HSE Policies. The cost of any such construction, change or alteration shall be paid in cash so that the Property shall at all times be free of liens for labor and materials supplied or claimed to have been supplied to the Property; and there shall be maintained workmen's compensation insurance covering all persons employed in connection with the work and a general liability policy covering all persons and property, and with respect to whom death or injury claims could be asserted against Lessor or the Property.

          (d) All improvements, changes and alterations made or installed by Lessee in or on the Property in accordance with this Lease, other than Lessee's equipment and trade fixtures, shall immediately upon completion or installation thereof become a part of the Improvements and subject to the terms of this Lease. Lessee shall, at Lessee's sole cost and expense, repair (subject, however, to Section 11.2) any and all damages to the Land arising from the removal of any Improvements.

          (e) Lessor shall have no obligation to provide any services or utilities to the alterations, changes or additional improvements, except as otherwise provided in the SUMF Agreement.

     12.2 Lessor, if requested by Lessee (or required hereunder as a condition of Lessor's consent) to approve or inspect any design, site plan, plans, drawings or specifications, or any contract for work or materials, or the method of performing any work by Lessee or its employees, agents, contractors or subcontractors (the "Approved Matters"), does not assume any responsibility and/or liability as to the safety, adequacy, sufficiency, legality or otherwise of any Approved Matter, which responsibility and/or liability shall be and remain with Lessee. Except as otherwise provided in Article 13, neither Lessor nor its agents, employees and architects, if any, shall be liable to any party for any loss, claim or demand asserted on account of any Approved Matter. Further, except as otherwise provided in Article 13, Lessee waives any claims, damages or causes of action against Lessor arising out of one or more of the Approved Matters.

                                  ARTICLE 13

                                Indemnification

     13.1 Damage to Assets and Employees.
          ------------------------------

          (a) Each party shall, except as provided in Sections 13.6, 13.2(a)(iii) and 13.2(b)(iii) and as set forth in Section 13.2(c), be responsible for any Loss or Damage (as such terms are defined in the SUMF Agreement) to such Party's property.

          (b) Each party shall, except as provided in Section 13.2, be responsible for any Loss or Damage of such party to any employee of such party.

     13.2 Lessee Indemnity.
          ----------------

          (a) Subject to the limitations set forth in this Article 13, Lessee shall be responsible for and shall indemnify, defend and hold harmless the Lessor from and against the following:

               (i) any Loss or Damage of Lessor Indemnitees to any of the Lessee's Employees attributable to (a) the Lessee's negligence (excluding any Loss or Damage attributable to Lessor's negligence) or (b) Lessee's Gross Negligence or Willful Misconduct (as such terms are defined in the SUMF Agreement);

               (ii) any Loss or Damage of Lessor Indemnitees to any of the Lessor's Employees attributable to the Lessee's Gross Negligence or Willful Misconduct;

               (iii) any Loss or Damage to any of the Lessor's property attributable to Lessee's Gross Negligence or Willful Misconduct;

               (iv) any Loss or Damage of the Lessor Indemnities resulting from Third Party Claims attributable to (a) Lessee's negligence or (b) Lessee's Gross Negligence or Willful Misconduct;

     provided, however, that Lessee's aggregate liability for any Loss or Damage
     --------  -------
     arising under Section 13.2(a)(ii) or 13.2(a)(iii) shall not (i) in any calendar year, exceed 33 1/3% of the amounts payable under the SUMF Agreement in the preceding calendar year (in the first calendar year, 33 1/3% of such amounts for that calendar year); or (ii) for loss resulting from any single event, exceed 33 1/3% of such amounts in the calendar year in which the Loss or Damage first occurs.

     (b)  Lessor Indemnity. Subject to the limitations set forth in this Article
          ----------------
13, Lessor shall be responsible for and shall indemnify, defend and hold harmless Lessee from and against the following:

          (i) any Loss or Damage of Lessee Indemnitees to any of Lessor's Employees attributable to either (a) Lessor's negligence (excluding any Loss or Damage attributable to Lessee's negligence) or (b) Lessor's Gross Negligence or Willful Misconduct;

          (ii) any Loss or Damage of Lessee Indemnitees to any of Lessee's Employees attributable to Lessor's Gross Negligence or Willful Misconduct;

          (iii) any Loss or Damage to any of Lessee's property attributable to Lessor's Gross Negligence or Willful Misconduct; and

          (iv) any Loss or Damage of Lessee Indemnitees resulting from Third Party Claims attributable to (a) Lessor's negligence or (b) Lessor's Gross Negligence or Willful Misconduct.

     provided, however, that Lessor's aggregate liability for any Loss or Damage
     --------  -------
     arising under Section 13.2(b)(ii) or 13.2(b)(iii) shall not (i) in any calendar year, exceed 33 1/3% of the amounts payable under the SUMF Agreement in the preceding calendar year (in the first calendar year, 33 1/3% of such amounts for that calendar year); or (ii) for loss resulting from any single event, exceed 33 1/3% of such amounts in the calendar year in which the Loss or Damage first occurs.

     (c) Each party waives and releases the other party from and against any and all Loss or Damage to such party's assets resulting from the simple negligence of the other party and such party shall cause its insurance carrier to waive all rights of subrogation against the other party as to such Loss or Damage.

     (d) For purposes of this Article 13, the following terms shall be defined as set forth below:

          "Employee" means any employee of the applicable party.

          "Third Party Claim" means any claim initiated by a person (other than either party, their Affiliates or their Employees) against an indemnified party, any of their respective Affiliates or any of their respective Employees.

          "Lessee Indemnitees" means Lessee, its Affiliates, officers, directors, employees, agents, servants, and other representatives of each of them.

          "Lessor Indemnitees" means the Lessor, its Affiliates, officers, directors, employees, agents, servants, and other representatives of each of them.

     13.3 A party shall promptly notify the other party of any claim made against it arising out of matters covered in this Article 13. Once the indemnifying party accepts its indemnity obligation, it may, at its own cost, conduct negotiations for the settlement of any claim made against the indemnified party, and any litigation that may arise therefrom in such reasonable manner as the other party shall from time to time approve, such approval not to be unreasonably withheld. The indemnified party shall not make any admission which is prejudicial to the indemnifying party unless the indemnifying party has failed to accept its indemnity obligations within twenty
(20) days after having been requested to do so.

     13.4 Notwithstanding anything to the contrary contained in this Lease, under no circumstance shall a party or any of its Affiliates be held liable to the other party or any of the other party's Affiliates for any loss of profit, loss of use, loss of production, loss of contracts or for any other indirect or consequential damage that may be suffered by the other, or for any special, exemplary or punitive damages.

     13.5 Any liability of each party to the other under this Article 13 shall expire two (2) years after the date on which the act giving rise to such party's liability first occurred, and no claim demand, action or proceeding shall be brought or initiated by the claiming party thereafter.

     13.6 THE FOREGOING INDEMNITIES SET FORTH IN THIS ARTICLE 13 ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING LOUISIANA'S EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITEES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES. EXCEPT AS HEREIN SET FORTH NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OR DAMAGE ARISING UNDER THIS LEASE, EACH PARTY HEREBY WAIVING ALL CLAIMS OR CAUSES OF ACTION OTHER THAN AS SPECIFIED IN THIS ARTICLE 13, PROVIDED, HOWEVER, THAT NEITHER PARTY WAIVES ANY CLAIMS, CAUSES OF ACTION OR RIGHTS UNDER THE ENVIRONMENTAL AGREEMENT.


                                  ARTICLE 14

                            Covenant Against Waste

     Lessee covenants, subject to the terms of this Lease, not to do or suffer any waste or material impairment of the value of, the Land.


                                  ARTICLE 15

                             Inspection by Lessor

     Lessee agrees to permit Lessor to enter the Property at all reasonable times on reasonable prior written notice for the purposes of (a) inspecting the same, including, without limitation, insurance inspections by insurance company personnel, and (b) performing any work in the Property that may be necessary by reason of Lessee's default under the terms of this Lease. Nothing herein shall imply or impose any duty upon the part of Lessor to do any such work which under any of the terms of this Lease Lessee may be required to perform, and the performance thereof by Lessor shall not constitute a waiver of Lessee's default in failing to perform the same.

                                  ARTICLE 16

                                   Defaults

     16.1 Lessee may, in addition to its other remedies, terminate this Lease in its entirety in any of the following circumstances:

          (a) if a Bankruptcy Event (as defined in the SUMF Agreement) occurs and is continuing in relation to Lessor and Lessor does not provide adequate assurances to the Lessee within thirty (30) days of the occurrence of the Bankruptcy Event that Lessor will continue to provide all SUMF Items to Lessee on the terms and conditions of the SUMF Agreement.

          (b) with no less than twelve (12) months' prior written notice, following the decision by the Lessee to discontinue all its operations at the Property.

     16.2 Lessor may, in addition to its other remedies, terminate this Lease in any of the following circumstances:

          (a) if a Bankruptcy Event occurs and is continuing in relation to Lessee and the Lessee does not provide the Lessor with adequate assurance (such as a priority lien, advance payment or letter of credit) of continued payment of Additional Rent due under this Lease within thirty (30) days of the occurrence of the Bankruptcy Event;

          (b) if for reason other than Force Majeure, Lessee conducts its operations in a manner reasonably believed to be unsafe to either life, health, property or the environment so as to disrupt Lessor's business conducted at the Adjoining Property or subject Lessor to material HSE risks or material risks of violation of governmental requirements, fines, penalties, Third Party claims or claims by its employees, and such conduct continues for more than ten (10) business days after ninety (90) days prior written notice by Lessor to Lessee; provided, however that if the Lessee is conducting its operations in compliance in all material respects with HSE laws, its operations will be presumed to be safe;

          (c) if Lessee without proper justification defaults in the performance of any non-monetary payment obligation or fails to pay any undisputed amount of Additional Rent within three (3) months of the date when such payment became due, and such failure continues thereafter for a period of sixty (60) days after written notice from Lessor.

     16.3 In addition to the foregoing, if Lessee shall default in the payment of any Imposition or substitute Imposition, in the maintenance of insurance (subject, however, to Section 11.2), or shall fail to make any other payment or perform any other act, agreement, covenant, or obligation under this Lease, Lessor may cure any such default, and the cost thereof together with interest at the Interest Rate (as defined in the SUMF Agreement) shall be Additional Rent due from Lessee upon demand.

                                  ARTICLE 17

                                  Arbitration

     17.1 Any dispute arising out of or in connection with this Lease, including any question regarding the existence, validity or termination of this Lease, shall be exclusively processed in accordance with this Article.

     17.2 In the event of a dispute between the parties, the parties shall, within ten (10) days of a written request by either party to the other party, meet in good faith to resolve such dispute or differences.

     17.3 Any dispute which cannot be resolved by the parties shall be submitted to the Monitoring Committee under the SUMF Agreement which shall endeavor to amicably resolve the dispute. The parties shall provide the Monitoring Committee with such information as it reasonably requires to enable it to determine the issues relevant to the dispute.

     17.4 Any dispute which cannot be resolved by the Monitoring Committee shall be submitted to the Steering Committee under the SUMF Agreement, which shall endeavor to amicably resolve the dispute. The parties shall provide the Steering Committee with such information as it reasonably requires to enable it to determine the issues relevant to the dispute.

     17.5 Any dispute which cannot be resolved by the Steering Committee shall be submitted to mediation before a mediator selected by the Steering Committee. The parties shall bear their own costs for mediation and the cost of the mediator shall be borne equally.

     17.6 If the parties are unable to select a mediator within fifteen (15) days or if the dispute is not resolved as a result of the mediation within sixty
(60) days (or such other period as may be agreed by the parties), either party may submit the matter to arbitration for final, binding and exclusive settlement by three arbitrators in accordance with the UNCITRAL Arbitration Rules, with the President of the ICC Court of International Arbitration to act as the appointing authority, or any other arbitration provided for in Exhibit A of the SUMF Agreement, such arbitration to be held in Houston, Texas. Any arbitration decision pursuant to this Article 17 shall be final and binding upon the parties and judgment thereon may be entered in any court of competent jurisdiction. Costs incurred by the parties in carrying on any arbitration proceeding hereunder (including reasonable attorneys' fees and arbitration fees) shall be borne by the nonprevailing party or apportioned by the arbitrator based on fault.

     17.7 Pending resolution of any dispute between the parties, the parties shall continue to perform in good faith their respective obligations under this Lease based upon the last agreed performance demonstrated prior to the dispute, but in all events to protect HSE.

     17.8 Resolution of any dispute between the parties involving payment of money by one party to the other shall include payment of interest at the Interest Rate from the original due date of such amount.

     17.9 Each party shall, in addition to all rights provided herein or provided by law, be entitled to the remedies of specific performance and injunction to enforce its rights hereunder.

     17.10 The fact that the dispute resolution procedures specified in this
Article 17 shall have been or may be invoked shall not excuse any party from performing its obligations under this Lease, and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith.


                                  ARTICLE 18

                    Surrender of Improvements; Holding Over

     18.1 Upon the expiration or earlier termination of the term of this Lease for any reason except a termination pursuant to subparagraph (a) of Section 10.1, at the option of Lessor, Lessee at its sole cost and expense shall promptly remove all of the Improvements and all personal property located on the Land. Further, Lessee shall clean up all contaminants and Hazardous Substances in soils and groundwater ("Environmental Situation") in accordance with the Lowest Cost Alternative as set forth below. The intent of the foregoing is that, at Lessor's election, Lessee shall surrender the Land to Lessor in a level condition free of all structures and debris. Subject to the provisions regarding the Lowest Cost Alternative as set forth below, Lessee shall surrender the Property to Lessor free of all contaminants and Hazardous Substances placed or permitted to be placed by Lessee on the surface of the Land. Notwithstanding the foregoing, Lessee shall not be required to remove any paved parking areas, any interior roadways or any foundations, provided, however, that all such foundations must be boarded up to avoid constituting a hazard. Lessee's obligation to clean up an Environmental Situation shall be limited to the Lowest Cost Alternative. The "Lowest Cost Alternative" shall be:

     (A)  (i)    the minimum necessary to comply with any settlement or
                 agreement with the relevant Governmental Entity or Third Party
                 (if applicable); or

          (ii) the minimum necessary to comply with Environmental Laws as enforced in relation to the relevant Environmental Situation, where no such settlement or agreement is reached; or

          (iii) where the Governmental Entity having jurisdiction over the Land is not aware of the nature and extent of the relevant Environmental Situation, the minimum necessary to comply with Environmental Laws as they would be very likely to be enforced, if such Governmental Entity were so aware; and

     (B) so far as within the control of Lessee, be consistent with the operations of the same description as conducted by the Lessee at the Land prior to the termination of this Lease; and

     (C) achieved for the lowest financial cost as compared with other potential Remediation Activities.

     Taking no action shall constitute an acceptable Lowest Cost Alternative if, after investigation, taking no action is determined to be consistent with or otherwise satisfy the applicable conditions for the Lowest Cost Alternative as set forth above.


          For the purposes of this Section 18.1, the following definitions shall apply:

          "ENVIRONMENT" means all air, surface water, groundwater, or land, including land surface or sub-surface, including all fish, wildlife, biota, flora or fauna and related natural resources.

          "GOVERNMENTAL ENTITY" means any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority or non-commercial instrumentality, domestic or foreign.

          "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.

          "REMEDIATION ACTIVITIES" means the investigation and remediation of an Environmental Situation, including but not limited to soil and groundwater sampling, activities associated with the construction, operation, maintenance or monitoring of remediation or treatment equipment and systems, the investigation, excavation, restoration, remediation, clean-up and/or treatment of contaminated soil, groundwater and free product, measures to contain, monitor or limit contamination and/or other works in relation to any Environmental Situation.

           "Third Party" means any person other than Lessor, Lessee, Resin Acquisition, LLC or their respective Affiliates (as defined in the MSA).


     18.2 If Lessee does not surrender possession of the Property at the end of the term, such action shall not serve to extend the term of this Lease; rather, Lessee shall be a tenant at sufferance, and during such time of occupancy, Lessee shall pay to Lessor, as damages, an amount equal to $10,000.00 per month.


                                  ARTICLE 19

                                Quiet Enjoyment

     Lessor covenants that Lessee, upon paying the Rent herein provided for, and observing and keeping the covenants, agreements and conditions of this Lease on its part to be kept, shall lawfully and quietly hold, occupy and enjoy the Land during the term of this Lease without hindrance or molestation of anyone claiming by, through or under Lessor, but not otherwise. Lessor represents and warrants to Lessee that neither the Land nor any of Lessor's right, title or interest therein is encumbered by a lien.

                                  ARTICLE 20

                        Excavations and Lateral Support

     If Lessor performs any excavation upon the Land, Lessor will, at its expense, shore the foundations and exterior walls of the Improvements and do all other acts or things necessitated by such excavation for the safety and preservation of the Improvements including, without limitation, compliance with Lessor's HSE Policies. If any excavation or other building operation shall be about to be made or shall be made by any person or entity other than Lessor upon any adjoining property, street or alley, owned by a person or entity other than Lessor, Lessee will, at its own expense, shore the foundations and walls of the Improvements and do all other acts or things necessary for the safety and preservation of the Property including, without limitation, compliance with Lessor's HSE Policies. If any excavation or other building operation by Lessee shall be about to be made or shall be made upon the Property by any person or entity other than Lessor, then Lessee shall, at its own expense, assume all obligations imposed by law on the owner and occupant of the Property, or either thereof, to protect adjoining property and buildings and structures thereon from damage, and shall do all acts and things necessary for the safety or preservation of the Property and the adjoining property and the buildings and structures thereon and to prevent any claims or liens against Lessor or the Property. Lessor shall not be liable for any inconvenience, annoyance, disturbance, loss of business or other damage arising from any such excavation or building operation and Lessee's obligations hereunder shall not thereby be affected.


                                  ARTICLE 21

                                  Servitudes

     21.1 Lessor reserves perpetual, non-exclusive servitudes across the Land, appurtenant to Lessor's adjoining land more particularly described in Exhibit B
                                                                      ---------
attached hereto ("Lessor's Adjoining Property"), for the use and benefit of Lessor, its successors and assigns, and to the extent designated by Lessor in writing from time to time Lessor's invitees, licensees, contractors, suppliers, tenants, and other owners or operators of facilities within Lessor's Adjoining Property, for the following purposes reasonably related to Lessor's business:
(i) vehicular and pedestrian ingress/egress, over and upon the parking areas, access ways, entrances and exits, as such are and shall, from time to time, be developed, altered or modified on the Land; (ii) with notice to Lessee, access to Lessor's equipment located on the Land and in the Improvements to carry out the provisions of the SUMF Agreement; and (iii) the installation, maintenance, operation, replacement, and repair of communication lines, sewer, water, gas, electric utilities and related facilities, fuel lines and related equipment, and pipelines, pipe racks, and anything that relates to Lessor's business at locations reasonably approved by Lessee. The reservation of servitudes hereunder may be assigned or sublet to Union Carbide for the same purposes as set forth in this Section 21.1, and for the location, operation, repair, maintenance and replacement of Union Carbide's equipment and assets located or to be located on the Land and commonly referred to as the SHAC and HPRU facilities.

     21.2 Lessor grants and conveys to Lessee for the term of this Lease, non-exclusive servitudes, appurtenant to the Land, on, over and across those portions of Lessor's Adjoining Property, which portions are as described in Exhibit C attached hereto, for the following purposes reasonably related to
---------
Lessee's business as set forth in Article 4: as common areas and driveways, for vehicular and pedestrian ingress/egress, for the benefit of Lessee, its employees, invitees, tenants, licensees, contractors, suppliers and permitted successors and assigns, in common with Lessor and Lessor's employees, invitees, tenants, licensees, contractors, suppliers, successors and assigns. Lessor (and others) have the right to use all of such non-exclusive servitudes.

     21.3 Lessor grants and conveys to Lessee for the term of this Lease, non-exclusive servitudes, appurtenant to the Land, on, over and under Lessor's Adjoining Property for the following purposes reasonably related to Lessee's business as set forth in Article 4: for the installation, maintenance, operation, replacement, and repair of lines, pipes and other conduits for communication, utilities (e.g., sewer, water, gas and electricity), goods, services and materials and related facilities. If any of the communications, goods, services, utilities or lines, pipes or conduits for them are supplied, installed or otherwise controlled by Lessor, Lessor grants and conveys to Lessee, its permitted successors and assigns, the non-exclusive right to use for the term of this Lease, appurtenant to and coupled with the foregoing servitude, such lines, pipes and other conduits and related facilities.

     21.4 Lessor grants and conveys to Lessee for the term of this Lease, non-exclusive servitudes and licenses, appurtenant to the Land, to tap into and use the storm sewer lines and related facilities located on Lessor's Adjoining Property for the following purposes reasonably related to Lessee's business as set forth in Article 4: draining any and all surface water runoff from the Land and the Improvements which may, from time to time, be located on the Land; provided however, that in no event shall Lessee be entitled to utilize a capacity of the storm sewer lines and related facilities in excess of that currently being utilized based upon the Improvements located on the Land as of the date of this Lease.

     21.5 Lessor grants and conveys to Lessee for the term of this Lease, non-exclusive servitudes and licenses, appurtenant to the Land, on, over and under Lessor's Adjoining Property for the following purposes reasonably related to Lessee's business as set forth in Article 4: (i) the location, operation and maintenance of Lessee's dock tanks and the pipelines that serve Lessee's dock tanks and (ii) space on Lessor's pipe racks.

     21.6 Notwithstanding anything contained herein to the contrary, Lessor shall have the right at any time, and from time to time, to in good faith designate, re-designate, locate and/or re-locate the servitudes referenced herein to one or more areas in Lessor's Adjoining Property (each being referred to as a "New Servitude Area" or collectively as "New Servitude Areas") by written designation (being either in the form of metes and bounds descriptions of the New Servitude Area(s) or drawings or other written description which sufficiently locates the same). At such time as a New Servitude Area becomes effective, the area previously utilized for such servitude (the "Old Servitude Area") shall be deemed released from the grant(s) of servitudes set forth herein automatically and without further action of the parties. Lessor and Lessee, however, each agree to execute any and all instruments reasonably requested by the other to reflect of record the identification of the New Servitude Area(s) and/or the release of the Old Servitude Area(s) from the aforesaid servitudes including, without limitation, amendment(s) of this Lease.

     21.7 Lessee shall be entitled to in good faith limit and restrict one or more areas covered by the servitudes reserved by Lessor pursuant to the foregoing provisions of this Article 21 to those portions of the servitude areas on the Land which actually are occupied or reasonably needed by Lessor to occupy and operate its respective Improvements (each being referred to as a "Revised Servitude Area" or collectively as "Revised Servitude Areas") by written designation (being either in the form of the metes and bounds descriptions of the Revised Servitude Area(s) or drawings or other written description which sufficiently locates the same). At such time as a Revised Servitude Area becomes effective, the area previously utilized for such servitude (the "Previous Servitude Area") shall be deemed released from the Reservation(s) of Servitudes set forth herein automatically and without further action of the parties. Lessor and Lessee, however, each agree to execute any and all instruments reasonably requested by the other to reflect the identification of the Revised Servitude Area(s) and/or the release of the Previous Servitude Area(s) from the aforesaid servitudes including, without limitation, amendment(s) of this Lease.

     21.8 Lessee hereby acknowledges and agrees that all servitude rights granted and conveyed to Lessee pursuant to this Article 21 may only be utilized in connection with Lessee's use of the Land set forth in Article 4 of this Lease.

     21.9 The servitudes and rights granted and conveyed to Lessee herein shall be co-terminous with this Lease. Upon termination of this Lease, any and all such servitudes and rights shall automatically terminate and be of no further force and effect without any action on the part of any party hereto. The written declaration of Lessor that this Lease has terminated and thus, the servitudes and rights granted to Lessee herein have terminated, shall constitute conclusive evidence to any third party of such terminations. Notwithstanding the foregoing, Lessee agrees, upon termination of this Lease, to execute any and all instruments reasonably requested by Lessor to evidence of record the termination of such servitudes and rights.

     21.10 Lessor shall, at Lessor's expense, keep such portion of Lessor's Adjoining Property on which the servitudes granted pursuant to this Article 21 are located in a clean and orderly condition, free of accumulations of dirt, rubbish, snow, ice and unlawful obstructions. Lessor shall also keep such portion of Lessor's Adjoining Property in good order and condition, ordinary wear and tear excepted, and in accordance with standards followed by Lessor in maintaining servitudes on all of Lessor's Adjoining Property.

     21.11 Lessor hereby irrevocably consents to the existence and encroachment on Lessor's Adjoining Property during the term of this Lease of certain of Lessee's Improvements, as shown on the survey of Landmark Surveying, Inc. (Network Project No. 20000517/3), dated October 17, 2000, revised on October 30, 2000 and any replacements of such Improvements ("Permitted Encroachments"). No rent or other compensation shall be payable by Lessee to Lessor therefor. In addition to the foregoing, Lessor grants and conveys to Lessee for the term of this Lease, an exclusive servitude of use appurtenant to the Land, on, over or under Lessor's Adjoining Property for any and all Permitted Encroachments on Lessor's Adjoining Property, but only so long as the Permitted Encroachments are no longer utilized by Lessee as a result of (i) reconfiguration of Lessee's Improvements or (ii) abandonment thereof by Lessee.

     21.12 The servitudes and rights granted herein shall not be conveyed or assigned except in conjunction with the assignment of this Lease.

                                  ARTICLE 22

                                    Notices



     All notices, requests, waivers, demands, directions and other communications required or permitted to be given under this Agreement shall be in writing and in English and shall be delivered personally, sent by facsimile transmission, or e-mail, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at their addresses set forth below (or such other address for a Party as shall be specified by like notice form such Party to the other Party). All such notices and other communications shall be deemed to have been given and received, (i) in the case of personal delivery, delivery by facsimile transmission or e-mail, on the date of delivery, if delivered during business hours on a business day or, if not so delivered, the next succeeding business day (ii) in the case of delivery by nationally recognized overnight courier, on the second business day following dispatch and (iii) in the case of mailing, on the fifth business day following such mailing.

          If to Lessor, to:

          Shell Oil Company
          c/o Shell Chemical Company
          Norco Chemical Plant
          15536 River Road
          P. O. Box 10
          Norco, Louisiana 70079

          Attn.:  Plant Manager
          Facsimile: (504) 465-6310

          with a copy to:

          Shell Oil Company
          c/o Shell Chemical Company
          One Shell Plaza
          910 Louisiana Street
          Houston, Texas 77002

          Attn.:   Vice President of Manufacturing
          Facsimile:  (713) 241-6902
          with a copy to:

          Shell Oil Company
          c/o Shell Chemical Company
          One Shell Plaza
          910 Louisiana
          Houston, Texas 77002

          Attn.:  General Counsel
          Facsimile:  (713) 241-1170

          with a copy to:

          Shell Corporate Real Estate
          One Shell Plaza
          910 Louisiana Street
          Houston, Texas 77002

          Attn.:  Director of Corporate Real Estate
          Facsimile:  (713) 241-3619

          If to Lessee, to:

          Shell Epoxy Resins LLC
          c/o Shell Chemical Company
          Norco Chemical Plant
          16122 River Road
          P.O. Box 10
          Norco, Louisiana 70079

          Attn.: Site Manager
          Facsimile: (504) 465-6296

          with a copy to:

          Shell Epoxy Resins LLC
          1600 Smith Street, 24/th/ Floor
          Houston, Texas 77002
          Attn:  President
          Facsimile:  (713) 241-5333
          and:

          Apollo Management IV, L.P.
          1301 Avenue of the Americas
          New York, New York 10019
          Attn:  Scott Kleinman
          Facsimile:  (212) 515-3221

      A party may change its notice details on giving notice to the other Party of the change in accordance with this Section. That notice shall only be effective on the date falling three (3) clear Business Days after the notification has been received or such later date as may be specified in the notice as set forth below. Any such notice so delivered will comply with the terms of this Section.


                                  ARTICLE 23

                                 Miscellaneous

     23.1 If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid and unenforceable, the remainder of this Lease, or the application of such term or provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

     23.2 Provisions setting forth obligations or conditions to be performed or observed by Lessor or Lessee shall be construed as covenants by such Party to perform or observe the same.

     23.3 The specific remedies to which either Lessor or Lessee may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which either Party may be lawfully entitled in case of any breach or threatened breach by the other Party of any provision of this Lease. The failure of either Party to insist in any one or more cases upon the strict performance of any of the covenants of this Lease, or to exercise any option herein contained, shall not be construed as a waiver or relinquishment for the future strict performance of such covenant or option. A receipt by Lessor of Rent with knowledge of the breach of any covenant or agreement hereof shall not be deemed a waiver of such breach, and no waiver, change, modification or discharge by either Party hereto of this Lease or of any provision in this Lease, or surrender of the leasehold estate hereby created, shall be deemed to have been made or shall be effective unless expressed in writing and signed by both Lessor and Lessee. In addition to the other remedies in this Lease provided, Lessor and Lessee shall be entitled to restraint by injunction of the violation, or attempted or threatened violation, of any of the covenants, conditions or provisions of this Lease or to a decree compelling performance of any of such covenants, conditions or provisions.

     23.4 The captions of this Lease are for convenience only and in no way define, limit or describe the scope or intent of this Lease nor in any way affect this Lease.

     23.5 This Lease may be executed in any number of counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall constitute but one and the same indenture which shall be sufficiently evidenced by any such executed counterparts.

     23.6 This Lease shall be construed and enforced in accordance with the laws of the State of Louisiana.

     23.7 It is the intention of the Parties to create only the relationship of lessor and lessee as to the lease of the Land and the relationship of grantor and grantee as to the servitudes granted and conveyed. Nothing in this Lease shall be construed to make the Parties partners or joint venturers or to render either Party liable for any obligation of the other.

     23.8 Any terms and provisions of this Lease pertaining to rights, duties or liabilities extending beyond the expiration or earlier termination of this Lease shall survive the expiration or earlier termination of this Lease.

     23.9 Unless specifically and expressly provided otherwise in this Lease, the terms and provisions of this Lease are for the sole benefit of Lessor and Lessee, and no third party whatsoever, including but not limited to any lender hereafter supplying financing with respect to the Improvements, is intended to benefit herefrom.

     23.10 No agreement hereafter made shall be effective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such agreement is in writing and signed by the Party against whom enforcement of the change, modification, discharge or abandonment is sought.

     23.11 The covenants and agreements herein contained shall, subject to the provisions of this Lease, bind and inure to the benefit of the successors and permitted assigns of the respective Parties hereto.

     23.12 This Lease may not be recorded by Lessee or by anyone acting through, under or on behalf of Lessee, but Lessee may record a memorandum of this Lease substantially in the form of Exhibit D attached hereto.
                             ---------


                                  ARTICLE 24

                                    Option

           Notwithstanding anything contained in this Lease to the contrary, Lessor grants to Lessee the right and option to lease an additional parcel of land owned by Lessor, said parcel being described in Exhibit E attached hereto and incorporated herein for all purposes (the "Raw Materials Warehouse Parcel")
                                               ------------------------------
on the same terms and conditions as set forth in this Lease and subject to the following additional conditions:

           1.   This Lease shall still be in existence.

           2. That certain PP Catalyst Plant Agreement and Grant of Personal Servitudes dated January 19, 1996, by and between Lessor and Union Carbide Corporation shall have, or will have, terminated prior to the commencement date of the lease by Lessee of The Raw Materials Warehouse Parcel (the "Option Lease Commencement Date") or Union Carbide Corporation shall have surrendered its occupancy of the improvements located on the Raw Materials Warehouse Parcel prior to the Option Lease Commencement Date.

           3. Lessee shall give not less than 180 days' prior written notice to Lessor stating its election to exercise this option and lease the Raw Materials Warehouse Parcel and designating the Option Lease Commencement Date which shall be on or after 180 days from the date such notice is given.

           4. In the event Lessee exercises such option, this Lease shall be amended by written agreement between the parties wherein, among other things, the term "Land" shall be amended to include the
                                        ----
                Raw Materials Warehouse Parcel, the exhibits describing or depicting the Land shall be amended to include such parcel, and the Memorandum of Lease, Reservation and Grant of Servitudes, Grant of Option to Lease and Declaration of Separate Ownership executed contemporaneously with this Lease, the form of which is attached hereto as Exhibit D, shall be amended to reflect the exercise of the option and the lease of such parcel and shall be recorded. The Lessor shall deliver the Raw Materials Warehouse Parcel on the Option Lease Commencement Date free of all occupants.

           5. At Lessor's request, Lessee shall, promptly after the Option Lease Commencement Date, remove and relocate at Lessee's expense the existing building on the Raw Materials Warehouse Parcel to a location designated by Lessor on Lessor's Adjoining Property which is proximate to the Raw Materials Warehouse Parcel.

           6. Each party agrees to execute any and all instruments reasonably requested by the other party to carry out the purposes and intents of this Article.

     WITNESS the due execution hereof as of the Effective Date.


                                    SHELL CHEMICAL COMPANY,
                                    on its own behalf and as authorized agent of Shell Oil Company pursuant to the Chemical Authorization Agreement dated March 1, 1995, as Lessor


                                    By:    /s/ D.G. Naugle
                                        ------------------------------
                                    Name:   D.G. Naugle
                                           ---------------------------
                                    Title:  Attorney-In-Fact
                                           ---------------------------



                                    SHELL EPOXY RESINS LLC,
                                    a Delaware limited liability company,
                                    as Lessee


                                    By:    /s/ D.G. Naugle
                                        -------------------------------
                                        Name:   D.G. Naugle
                                               ------------------------
                                        Title:  Attorney-In-Fact
                                               ------------------------